Exhibit 99.2

                                                          Letter to Shareholders

                           [Planet411.com Letterhead]

October 16, 2001

Dear Shareholder:

     This letter is to inform you that Planet411.com Inc., a Delaware corporation ("Planet411"), and its subsidiaries (together with Planet411, the "Companies") have ceased operations.

     The decision to cease operations was not taken lightly. Management has spent most of the last year seeking new investors, a purchaser for one or more of the Companies, a strategic partner or any other business combination that would generate value for our shareholders. These efforts - some of which we felt were close to success - have ultimately not succeeded. Management also modified the Companies' business plans to pursue potentially profitable opportunities. Unfortunately, none of these efforts have generated sufficient revenues or cash flow to sustain continued efforts. As a last resort, management has asked business associates to try to locate someone to purchase Planet411 as a "public shell," in an effort to get some value for our shareholders.

     At this point, the Companies' assets total less than Cdn.$5,000 which we are using to send this letter and make our final SEC filing. Our indebtedness totals approximately Cdn.$200,000. Because of this, we are unable to call a meeting of shareholders to authorize a liquidation of Planet411. Consequently, there will be no distribution of any kind made to shareholders. For those of you who hold exchangeable shares in 3560309 Canada Inc., exercising your exchange right will not affect this result.

     We encourage our shareholders, should they desire to do so, to coordinate the calling of a special meeting of shareholders, as described in Article II of Planet411's by-laws. To access the by-laws, please go to Planet411's SEC filing at:

"http://www.sec.gov/Archives/edgar/data/1096555/
0000891554-99-002383-index.html".

     The Companies' remaining employees, officers and directors have all resigned, effective after a press release and related filing of a Current Report on Form 8-K with the SEC. However, should you need to contact anyone regarding the Companies, you may reach the undersigned at the following eMail: serge.bujold@videotron.ca for the next six months.

     I regret to have to deliver this news, and wish you all the best in the future.

                                                     Sincerely,

                                                     /s/ Serge Bujold

                                                     Serge Bujold
                                                     CEO and President
                                                     Planet411.com Inc.